Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ORGANIC GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of organic sales growth in the fiscal 2004 and 2003 second quarter and six-month periods, as adjusted to eliminate the effects of acquisitions, divestitures, the forward shift in our fiscal calendar (fiscal 2003 was a 53 week year) and the impact of currency translation, provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations. The fiscal calendar shift adjustment is made since fiscal 2003 was a 53 week year, resulting in fiscal 2004 starting one week later than normal. This results in a lack of service day comparability in the Education sector when comparing quarterly operating results between fiscal years. Adjusting sales and estimated operating income for this difference in the fiscal calendar enhances comparability between the quarterly and year-to-date periods.

	Three Months Ended			Six Months Ended
	April 2, 2004	March 28, 2003	% Change	April 2, 2004	March 28, 2003	% Change
ARAMARK Corporation Consolidated Sales (as reported)	$2,517,529	$2,243,306	12%	$4,976,386	$4,519,246	10%
Effect of Calendar Shift	(33,000)	—		7,000	—
Effect of Currency Translation	—	50,706		—	98,295
Effect of Acquisitions and Divestitures	(49,498)	(12,116)		(143,938)	(12,116)

ARAMARK Corporation Consolidated Sales (as adjusted)	$2,435,031	$2,281,896	7%	$4,839,448	$4,605,425	5%

ARAMARK Corporation Consolidated Operating Income (as reported)	$107,249	$95,341	12%	$244,670	$223,847	9%
Effect of Calendar Shift	(3,500)	—		100	—
Effect of Currency Translation	—	2,569		—	5,073
Effect of Acquisitions and Divestitures	(2,248)	(1,382)		(10,823)	(1,381)

ARAMARK Corporation Consolidated Operating Income (as adjusted)	$101,501	$96,528	5%	$233,947	$227,539	3%

Food and Support Services - International - Sales (as reported)	$474,902	$353,827	34%	$889,416	$689,554	29%
Effect of Currency Translation	—	50,706		—	98,295

Food and Support Services - International - Sales, Excluding Translation	$474,902	$404,533	17%	$889,416	$787,849	13%

Food and Support Services - International - Operating Income (as reported)	$23,075	$17,113	35%	$39,296	$31,071	26%
Effect of Currency Translation	—	2,569		—	5,073

Food and Support Services - International - Operating Income, Excluding Translation	$23,075	$19,682	17%	$39,296	$36,144	9%